Exhibit 10.2

                               SALES AGREEMENT
                                 BY AND AMONG
                        SIX L'S PACKING COMPANY, INC.,
                             CUSTOM - PAK, INC.
                                     AND
                         RESHOOT PRODUCTION COMPANY

This Agreement (the "Agreement") is made, entered into, and effective as of the complete execution of this Agreement (the "Effective Date") by and among Six L's Packing Company, Inc., a Florida corporation ("Six L's"), Custom - Pak, Inc., a Florida corporation ("Custom - Pak," Six L's and Custom - Pak, may be collectively referred to herein as the "Distributor") and Reshoot Production Company, a Nevada corporation ("RPC"). Each party is individually referred to herein as a "Party" and collectively, as the "Parties."

                                    RECITALS

      A. RPC has and/or will in the future enter into contracts with third-party growers (the "Growers") for the purchase, storage, distribution, and sale of produce grown by the Growers.

      B. Six L's and Custom-Pak are wholly owned operating subsidiaries of LFC Enterprises, Inc., a Florida corporation ("LFC").

      C. Pursuant to the contracts between RPC and the Growers, the Growers shall deliver the produce to locations specified by RPC, which locations shall be approved by Distributor, provided, however, such approval may not be unreasonably be withheld (the "Warehouse" or "Warehouses").

      D. The Parties desire to set forth in this Agreement their entire agreement and understanding with respect to the sale and distribution of the produce delivered to the Warehouses by the Growers.

      E. NOW, THEREFORE, for and in consideration of the above and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree to the following:

1. Recitals. The parties hereto acknowledge the truth and accuracy of the recitals as stated herein and such recitals shall be incorporated in and made a part of this Agreement.

2. Definitions. Unless the context otherwise requires, the following capitalized words and phrases used in this Agreement shall have the following meanings:

"Agreement" means this agreement among the Parties hereto.

"Box" or "Boxes" means a industry standard boxes or other packaging for the produce being sold by Distributor hereunder.

"Commission" means twelve percent (12%) of the Gross Sales Price of each Produce Shipment accepted by Distributor as compensation for its efforts in the sale of the Produce.

"Custom - Pak" means Custom - Pak, Inc., a Florida corporation.

"Distributor" means Six L's Packing Company, Inc., a Florida corporation or Custom - Pak, Inc., a Florida corporation.

"Effective Date" has the meaning set forth in the first paragraph of this Agreement.

"Gross Sales Price" means F.O.B. the Warehouse, product price collected, including any handling or other add-on charges. With respect to Out of Contract Sales, Gross Sales Price shall mean the greater of the proceeds of product sales for that portion of the produce the subject of Out of Contract Sales (i) received by RPC plus the amount of any sales commissions paid to any person or entity other than Distributor; or (ii) received by RPC's sales representative other than Distributor.

"Out of Contract Sales" has the meaning set forth in Section 7 hereof.

"PACA" means the Perishable Agricultural Commodities Act, 1930, as amended.

"Party" or Parties" means individually or collectively, as the case may be, the parties to this Agreement.

"Proceeds" means the collected proceeds from the sale of each Produce
Shipment.

"Produce Shipment" is defined in Section 5 below.

"Shares" means five hundred thousand (500,000) of RPC's common unregistered restricted shares, to be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

"Six L's" means Six L's Packing Company, Inc., a Florida corporation.

"USDA" means the U.S. Department of Agriculture.

"Warehouse" means the locations of delivery of produce by Growers to locations designated by RPC and approved by Distributor.

1. Produce Crop. RPC shall, during the Growing Season, acquire produce from the Growers, which produce shall be delivered to RPC's Warehouse(s) (collectively, the "Produce Crop"). RPC agrees that one or more agents of Distributor (each a "Distributor's Agent") may be on-site at the Warehouse for purposes including, without limitation, inspection and acceptance of the Produce Crop and general oversight of the subsequent shipment of the Produce Crop.

2. Selected Varieties of Produce. RPC and Distributor shall consult on the varieties of produce and quantities to be acquired by RPC in light of Distributor's experience in selling the said varieties. From time to time, as varieties of produce and quantities are agreed upon RPC and Distributor shall document in writing the agreed varieties of produce and quantities thereof RPC has agreed to acquire and Distributor has agreed to market for sale.

3. Packing and Delivery; Acceptance by Distributor. RPC agrees that Distributor shall be the sole sales agent for the Produce Crops and all saleable produce constituting the Produce Crops received by RPC under RPC's various contracts with Growers shall be delivered to Distributor for sale from the Warehouses. RPC shall use RPC's best efforts to ensure that the Produce Crop to be grown by the Growers will be packed in Boxes and transported, in one or more shipments, to the Warehouses (each such delivery of packaged produce is hereinafter referred to as a "Produce Shipment"). All expenses of harvesting packing and shipping the Produce Crop shall be borne directly by the Growers and/or RPC, in accordance with the terms of any agreement between RPC and the Grower. RPC shall report the Grower's manifests or shipment to Distributor immediately after RPC receives notice of their departure or as timely as necessary to comply with applicable federal and state regulations . Acceptance of a USDA inspection of at least 80% of the highest grade of United States Standards for Grades of the particular variety of Produce being delivered to the Warehouse (or if shipped from outside the United States, at the time of crossing the United States border), shall constitute Distributor's acceptance of a Produce Shipment if, and only if, the Produce Shipment was requested and authorized by Distributor and is actually delivered to the Warehouse in saleable condition.

1. Sales. Distributor shall be responsible for the billing and collection of proceeds from the sale of each Produce Shipment ("Proceeds").

    1.1 Responsibility For Unpaid Accounts. RPC/Grower bears the risk of loss if the customer is rated 3x or better by the Blue Book Rating Service. Any loss resulting from sale to a customer with a rating less than 3X, will be borne by the Distributor.

    1.2 Sole Discretion Of Distributor. Distributor shall use its best efforts to obtain the highest price for the sale of the Produce Crops under the circumstances. Distributor shall to the exclusion of RPC and Grower and in its sole discretion judge when and to whom, upon what terms and for what prices the Produce Crops shall be sold. It is expressly understood and agreed that Distributor may, in its sole discretion sell the produce F.O.B. the Warehouse, on consignment or re-consignment, priced on arrival, as delivered sales, on joint accounts, with market protection or on any other basis customarily used in the industry. Distributor may sell the Produce to any person or organization, including persons or companies related to Distributor or to persons or companies over which Distributor has direct or indirect control or to persons or companies which have direct or indirect control over Distributor ("Related Parties"). Distributor is authorized to enter into agreements with buyers to sell the Produce Crops for a fixed price over a specified period of time, even if the fixed price agreed to is less than what the Distributor would have received had the Produce been sold for the fair market value on each particular date of sale. Distributor is authorized to pay collateral fees, slotting fees, rebates, incentive payments, promotional allowances and the like, the cost of which shall be borne by Grower and/or RPC, as the case may be. In no event is this Agreement to be deemed or construed as a purchase of the Produce Crops by Distributor or as a guarantee of any specified price.

    1.3 Sales through Brokers And Price Credits. Distributor may also sell through brokers or sell through terminal market or other auctions. Distributor may sell to buying brokers or re-billing distributors and may deduct the brokerage paid to the buying brokers or re-billing distributors from the sales price and bill the buying brokers and re-billing distributors a price net of brokerage. As long as such sales comply with the provisions of the Suspension Agreement, Distributor may in its sole discretion, and without consulting with RPC or Grower, grant buyers of the Produce Crops, including buying brokers and re-billing distributors, credits against the invoice price of the Produce Crops for any reason, including but not limited to, market decline or quality.
         Distributor may also in its sole discretion and without consulting RPC or Grower grant buying brokers or re-billing Distributors credit against the invoice price of the produce based upon credit the buying brokers or re-billing distributors have granted to their respective customers for any reason including but not limited to market decline or quality.

    1.4 Price Adjustments. Distributor may in its sole discretion and without consulting the RPC or Grower grant credits against the invoice price of the Produce Crops without requiring or obtaining U.S.D.A. or other inspections. Distributor shall have authority to file claims, make adjustments, and arrange settlements on disputed items. Distributor is also authorized to abandon or dump shipments without obtaining an official dump certificate or other evidence to prove the Produce Crops were without commercial value when in the exercise of the Distributor reasonable discretion abandonment or dumping is warranted.

    1.5 Marketing Orders, Pooling & Commingling Of The Produce. Distributor shall have the right to comply with all marketing orders, prorate orders, and marketing agreements that have been made or may be made pursuant to any law or ordinance. Distributor may, in its absolute discretion, co-mingle, pool, and mix in any individual shipments any or all of the Produce Crops delivered to it hereunder with any other Produce Crops of like kind or quality, and in a reporting and accounting for the sale of said crops so pooled, Distributor need indicate only the average prices received from such sale or sales.

    1.6 Discontinuance Of Marketing Or Selling. Notwithstanding anything to the contrary contained herein, Distributor shall have the right at any time or times to discontinue the marketing or selling of the Produce Crops at any time or times when, in its sole and absolute judgment, the Produce Crops are not fit or suitable for shipment or sale, or in the event that the market price then prevailing for the Produce Crops is less than the actual costs of picking, packing, hauling and shipping the same, it being understood that Distributor may refuse to accept any shipment from RPC at the Warehouse and return the shipment to RPC at RPC's expense. Distributor shall have the right to resume the selling and marketing of the Produce Crops whenever, in their sole and absolute judgment, the market price therefore is sufficient to pay for said expenses.

    1.7 Distributor Reporting To RPC. Distributor shall keep RPC informed about marketing conditions and prices periodically, and shall report to RPC the inspections and price of all of the Produce Crops received. Distributor shall furnish copies of the account sales (except customers' names and addresses) to RPC upon reasonable request. It is understood that the account sales only indicate the sales price at the time of shipment but such account sales are subject to collection, adjustments, credits and final payment as provided herein. RPC also acknowledges that daily fresh produce prices quoted in the trade and press including such publications as the Market News Services and/or other publications of the USDA or other relevant state agencies are compiled in such a manner that they are subject to manipulation by buyers and sellers of produce to indicate a higher or at times lower price than is actually being realized in the true majority of sales. Further, such publications may not accurately reflect condition of produce, market demand or other conditions such as regulatory action ultimately affecting the price at which a specific lot of produce is sold in a specific geographic market. The parties agree, therefore, that while these prices may be used as one factor in setting a price at which Distributor will sell Grower's produce, Distributor does not guarantee that such prices will be obtained. Distributor agrees and acknowledges that RPC may deliver such information and reports to Growers, provided RPC shall be responsible for ensuring that Grower understands that such information is provided to RPC pursuant to this Agreement and does not constitute any representation or warranty to Grower from Distributor or otherwise create a contractual arrangement between Distributor and the Grower.

2. Commission. As compensation for its efforts in the sale of the Produce Crops, Distributor shall receive a commission equal to twelve percent (12%) of the Gross Sales Price of each Produce Shipment accepted by Distributor ("Commission"). Notwithstanding any other provision of this Agreement, in the event RPC breaches this Agreement and sells any portion of the Produce Crop anywhere in the World other than through Distributor ("Out of Contract Sales"), then Distributor Commission shall be twelve percent (12%) of the Gross Sales Price of the Out of Contract Sales.

3. Representations, Warranties, and Covenants of RPC. In addition to any other representations, warranties, or covenants of RPC set forth herein, RPC represents, warrants, and covenants that, as of the date hereof and at all times during the term of this Agreement:

    3.1 That RPC has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement, when executed, will constitute the legal, valid and binding obligation of RPC, enforceable against it in accordance with its terms.

    3.2 The execution, delivery, or performance of this Agreement by RPC will not (a) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which RPC is a party or by which any of its assets are bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained, or
         (b) violate any law or order of any federal, state, or local governmental authority.

    3.3 RPC has entered into binding agreements with each Grower providing for RPC's acquisition, whether as buyer or agent, of the Grower's produce to be delivered to the Warehouse and distributed and sold by Distributor, which agreements shall include an acknowledgement and agreement by each Grower that Distributor shall be entitled to recover all payments due to it under this Agreement from the Proceeds and deliver any balance to RPC. RPC shall, within ten
         (10) days of execution of an agreement (or any amendment thereto) between RPC and a Grower providing produce that are part of the Produce Shipment, provide Distributor with a copy of such agreement. Distributor recognizes and agrees that any estimates of production presented in any agreement between RPC and a Grower or presented during any negotiations between RPC and Distributor are intended only as estimates of production or pro forma estimates of cash flow. Such estimates do not constitute a guarantee of any production or any minimum production by Grower or RPC.

    3.4 All agreements between RPC and each Grower shall grant RPC an ownership or security interest in the Produce Crop, which interest may, in turn, be assigned or pledged to Distributor in accordance with the terms of this Agreement.

4.  Sales Proceeds.  From the Proceeds, Distributor shall

    4.1  first pay itself the Commission;

    4.2 then pay itself the amounts necessary for it to recoup any other expenses incurred by Distributor on behalf of RPC in connection with the sale of Produce Shipments (collectively, referred to as the "Distributor Payments"); and

    4.3 finally, all Proceeds in excess of the foregoing amounts shall be paid over to RPC within thirty (30) days of receipt by Distributor.

5. Covenants Regarding Further Information. RPC agrees that so long as this Agreement remains in effect, it will notify Distributor in writing at least sixty (60) days in advance of:

    5.1  Any change whatsoever in the name of RPC;

    5.2 Any change whatsoever in the state or jurisdiction in which RPC is formed or qualified to transact business or any change in the RPC's principal business address;

    5.3 Any change whatsoever in the name(s) under which RPC conducts business, any new names under which RPC intends to do business; or

    5.4 Any new addresses at or from which RPC intends to do business or to keep collateral of any kind.

6.  Quality Control/Liabilities/Indemnification.

    6.1 RPC agree to cause (i) the Growers to complete an audit by an independent third-party food safety auditor (an "Audit") for farming and packinghouse and (ii) RPC to complete an Audit of the Warehouse operations on or before accepting produces from a Grower or using said Warehouse. In the event the Audit discloses any deficiencies of growing or Warehouse operations, RPC agrees or agrees to require Grower to take corrective action at the sole expense of RPC and/or Grower, as is reasonably necessary to cure the deficiencies found within thirty (30) days of notification of the results of the Audit and provide Distributor with reasonable evidence of such corrections. RPC also agree to provide reasonable assistance and cooperation in corrective actions of the Growers but corrective action will be undertaken at the Grower's expense.

    6.2 Distributor hereby agrees, to indemnify and hold harmless RPC, its members, officers, directors, agents and employees from and against any and all loss, damage, expense (including reasonable attorneys' fees), claims, suits or liability which RPC or any of its members, directors, officers, agents or employees may sustain or incur at any time, for or by reason of any injury to or death of any person, damage to any property, breach of contract or loss of profits, with regard to the sales, accounting for, or distribution of the Produce Crop by Distributor hereunder, which does not arise or is not alleged to arise directly out of the intentional, reckless or negligent conduct of RPC or its Growers.

    6.3 RPC hereby agrees, to indemnify and hold harmless Distributor, its shareholders, officers, directors, agents and employees from and against any and all loss, damage, expense (including reasonable attorneys' fees), claims, suits or liability which Distributor or any of its shareholders, directors, officers, agents or employees may sustain or incur at any time, for or by reason of any injury to or death of any person, damage to any property, breach of contract or loss of profits, with respect to any matter under this Agreement, including without limitation, food safety issues, employment issues, legal settlements and all costs related to Warehouse and/or farming operations. As between RPC and Distributor, the primary responsibility for the food safety of the Produce Crop delivered by RPC or its Growers to Distributor hereunder.

7. Governmental Regulation/Tomato Suspension Agreement. RPC will and will cause each its Growers to agree to comply with any and all agreements and governmental regulations applicable to the Produce Crops and Produce Shipments, including, without limitation the Suspension Agreement effective January 28, 2008 between the United States Department of Commerce (the "Department") and various Mexican tomato producers/exporters with respect to imports of fresh produce from Mexico (the "Suspension Agreement"). Signatories must ensure that sales of the subject Growers' products are made consistent with the requirements of the Suspension Agreement. To that end, Distributor, as the party that is responsible for the first sale of the subject products in the United States (defined in the Suspension Agreement as the "Selling Agent"), and RPC incorporate all the terms of the Suspension Agreement, and any subsequent amendments, modifications or clarifications thereof within this Agreement as if fully set forth herein, including by way of illustration but not necessarily limited to the following provisions:
(1) Distributor will sell the subject products in accordance with all terms of the Suspension Agreement;
(2) Distributor will establish a contract with third parties to ensure that adjustments for spoilage or other claims inconsistent with the Suspension Agreement will not be permitted;
(3) Distributor will maintain documentation demonstrating that sales of RPC's products are made consistent with the requirements of the Suspension Agreement;
(4) Distributor consents to the release of all information presented to or obtained by the Department during the conduct of verifications with the U.S. Customs Service and/or the U.S. Department of Agriculture (the "USDA");
(5) If the adjustment reduces the net sales price below the reference price, the Distributor must resolve all claims and complete all paper work with respect to claims for changes in condition after shipment within fifteen (15) business days after the USDA inspection unless the claim is referred to PACA for mediation;
(6) Where the Distributor sells through an affiliated party, the transfer price from the Distributor to the affiliate must be at or above the reference price and any subsequent sale to an unaffiliated party must include the actual cost of markups (e.g., trucking charges) that reflect arm's-length costs;
(7) Where the Distributor facilitates a sale of subject products for processing, the Distributor will follow the procedures outlined in Appendix F of the Suspension Agreement; and
(8) With respect to sales of Mexican produce to Canada, the Distributor must maintain the following information in its files: a) Signatory name and identification number; b) Shipping manifest; c) An invoice identifying sale date, brand, tomato type, quantity (boxes), and value; d) Entry documentation from Canadian Customs (i.e., Form B3, the "Canada Customs Coding Form"); and e) Form for Notifying Canadian Customer That Re-sales of Signatory Merchandise into the United States Are covered by the Terms of the December 2002 Suspension Agreement.

8. Force Majeure. No Party to this Agreement shall be required to perform, or be liable for failure to perform, if non-performance is due to causes beyond the reasonable control of the Party ("force majeure"), such as, but not limited to, strikes, work stoppage, or labor trouble or labor injunctions, water shortages, car or truck shortages of third party carriers, transportation difficulties, injunctions, war, hostilities, acts of terrorism or national emergencies, Acts of God (i.e. hurricanes, floods, earthquakes, droughts, plagues, etc.), the elements, power failures, seed failure, crop failure or low production, unexcused breach of contract by a Grower. Should any Party be delayed or prevented from performing hereunder due to an event of force majeure as described above, the affected Party shall promptly notify the other Party and the Parties shall meet to agree in writing on the course of action to be taken to eliminate or minimize the impact of the event of force majeure as described above, taking into account all circumstances surrounding such cause or event.

9. Term; Termination. The term of this Agreement shall be three (3) calendar years beginning on the Effective Date, and shall automatically renew for additional terms of one (1) year each, unless either Party gives the other Parties at least ninety (90) days notice prior to end of the initial or any renewal term of this Agreement.

10. Additional Consideration. In further consideration for Distributor agreeing to enter into this Agreement, RPC agrees to transfer the Shares to LFC-RPC Investment, LLC, a subsidiary of LFC. RPC represents and warrants to Distributor that as of March 31, 2010, RPC had two classes of shares authorized, (1) Preferred - $0.001 par value, 5,000,000 shares authorized, none issued or outstanding; and (2) Common - $0.001 par value; 70,000,000 shares authorized; 766,667 issued and outstanding. RPC subsequent to March 31, 2010 and just prior to the date of this Agreement agreed to issue 22,250,000 to new investors for an investment of $90,000.00. RPC represents that the value of the Shares as of the date of this Agreement is not in excess of, $2,223.00 ($.00444 x 500,000). RPC also represents and warrants that RPC will be treated as corporation with no election under Subchapter S of the Internal Revenue Code of 1986, as amended, for federal income tax purposes (a C corporation).

11. Governing Law. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be exclusively governed by and construed in accordance with the laws of the State of Florida (without regard to any Florida law which would require the application of the law of any other state or jurisdiction). Venue for any dispute under this Agreement shall exclusively be in the state courts of competent jurisdiction sitting in Lee County, Florida.

12. Waiver. No waiver by Distributor of any default shall operate as a waiver of any other default or of the same default on a future occasion. No delay or omission on the part of Distributor in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Distributor or any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.  Time of the Essence.  Time is of the essence of this Agreement.

14. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the Party giving the notice, and shall be deemed to have been given when delivered by personal delivery or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the Party to whom such notice is to be given. If to RPC at 4370 La Jolla Village Drive, Suite 400 San Diego CA 92122; and if to Distributor, at 315 East New Market Road (34142), Post Office Box 3088, Immokalee, Florida 34143, or at such other address as a Party may by written notice hereunder request future notices to be sent.

15. Amendments. Except to the extent that another provision of this Agreement expressly provides to the contrary, any amendment to this Agreement must be in writing and must be approved by all of the Parties.

16. Binding Effect. Except to the extent that another provision of this Agreement expressly provides to the contrary, this Agreement shall be binding on and inure to the benefit of the Parties to it and their respective estates, personal representatives, executors, administrators, heirs, devisees, successors and permitted assigns.

17.  Severability.  The provisions of this Agreement shall be severable.
Any section, paragraph, clause or provision of this Agreement which is found to be unenforceable or invalid shall not affect the enforceability or validity of any other section, paragraph, clause or provision of this Agreement.

18. Construction. The Parties acknowledge that they each participated in the drafting of this Agreement and the negotiation of its provisions. This Agreement shall not be construed for or against any Party, regardless of whether some Parties had a greater degree of participation than others. This Agreement sets forth the entire understanding and agreement of the Parties with respect to its subject matter and supersedes all prior understandings, dealings and communications, including negotiations, discussions, representations, warranties, information, documents and agreements, whether written or oral, with respect to its subject matter.

19. Pronouns. References in this Agreement to a Party or any other person in the singular or plural or as him, her, it, or other like references, shall also, where the context so requires, be deemed to include the singular or the plural reference, or the masculine, feminine or neuter reference, as the case may be.

20. Exhibits. If any party should execute and deliver any agreement, instrument or certificate which constitutes an exhibit to this Agreement, while such agreement, instrument or certificate is still in exhibit form or otherwise labeled as an exhibit, such acts shall be deemed to constitute the execution and delivery of the final and binding agreement, instrument, or certificate itself, and shall not be construed as demonstrating a mere approval by such party of the form of the exhibit.

21. Headings. The headings used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart. Facsimile copies of executed documents or executed documents sent as a PDF attachment to an e-mail transmission, shall be deemed originals for all purposes.

The Parties have signed this Agreement on the date last below written, effective as of the Effective Date, with the intent to be legally bound.

Six L's Packing Company, Inc.          Reshoot Production Company

    /s/ Toby Purse                         /s/ Marc Schechtman
-----------------------------          -------------------------------
By:     Toby Purse                     By:     Marc Schechtman
Its:    President                      Its:    Director
Dated:  May 12, 2010                   Dated:  May 12, 2010


Custom - Pak, Inc.

    /s/ Toby Purse
-----------------------------
By:     Toby Purse
Its:    President
Dated:  May 12, 2010

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